Exhibit 3.1

ARTICLES OF AMENDMENT

NEWCASTLE INVESTMENT CORP.

NEWCASTLE INVESTMENT CORP., a Maryland corporation (the “Corporation”), does hereby certify as follows:

FIRST: The charter of the Corporation is hereby amended by deleting the existing Article II in its entirety and inserting a new Article II to read as follows:

“Article II

The name of the corporation (which is hereafter called the “Corporation”) is:

Drive Shack Inc.”

SECOND: The foregoing amendment was duly approved by the Board of Directors of the Corporation pursuant to Section 2-605(a) of the MGCL.

THIRD: These Articles of Amendment shall become effective at 12:01 a.m., local time, on December 28, 2016.

FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, NEWCASTLE INVESTMENT CORP. has caused these Articles of Amendment to be duly executed in its corporate name this                  day of                           , 2016.

ATTEST:	NEWCASTLE INVESTMENT CORP.

By:

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